EXHIBIT 11

                          COMPUTATION OF PER SHARE DATA
                                  (UNAUDITED)

                                                      Year             Year
                                                      Ended            Ended
                                                   December 31,     December 31,
                                                      1996             1995
                                                   -----------      -----------
Net loss                                           $(1,823,000)     $(3,652,000)

Preferred stock dividend                              (384,000)        (354,000)
                                                   -----------      -----------

Loss applicable to Common Stock                    $(2,207,000)     $(4,006,000)
                                                   ===========      ===========
Primary:
    Weighted average number of common
    shares outstanding                               4,682,000        4,461,000
                                                   ===========      ===========
Net loss per share of Common Stock
    (Primary):                                     $      (.47)     $      (.90)
                                                   ===========      ===========
Assuming Full Dilution:
    Weighted average number of common
    shares outstanding                               4,682,000        4,461,000
                                                   ===========      ===========
Net loss per share of Common Stock
    (assuming full dilution): (a)                  $      (.47)     $      (.90)
                                                   ===========      ===========

(a) Not presented because dilution is less than 3 percent from primary amounts.